Exhibit 99.1

Press Release February 1, 2019

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics to Acquire 75% of United Steel Supply, LLC to

Expand Painted Galvalume® Distribution Capabilities

FORT WAYNE, INDIANA, February 1, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has entered into a definitive agreement to acquire a majority of the equity interest of United Steel Supply, LLC (“United Steel Supply”).   United Steel Supply is headquartered in Austin, Texas and is a leading distributor of painted Galvalume® flat roll steel used for roofing and siding applications.  Steel Dynamics has agreed to purchase 75 percent of the equity interests of United Steel Supply for $134 million, comprised of cash consideration of $92 million and the assumption of $42 million in apportioned debt. The purchase price assumes total net working capital of $59 million, which is subject to customary post-closing adjustments.  Additionally, Steel Dynamics has an option to purchase the remaining 25 percent equity interest of United Steel Supply in the future.

“United Steel Supply provides an exciting opportunity to expand our painted Galvalume® value chain, by affording us with a better opportunity to provide our high-quality flat roll steel directly to this important market segment,” said Mark D. Millett, President and Chief Executive Officer. “United Steel Supply has a reputation for best-in-class service, short supply lead-times and strong customer relationships.  We believe this partnership will provide a strong cultural fit with Steel Dynamics.  We are eager to welcome the United Steel Supply employees and customers, and we look forward to our mutual growth and success.”

United Steel Supply Acquisition Overview

United Steel Supply (“USS”) distributes painted and coated flat roll steel coils to the niche regional roll-former market, serving the roofing and siding industry.  USS is headquartered in Austin, Texas, with four distribution centers strategically located in Mississippi, Indiana, Arkansas, and Oregon, and employs 38 non-union individuals.  As part of the transaction, current United Steel Supply owners Bret Curtis and Will Waldrip will continue to lead USS in their current capacities as President and Vice President, respectively.  Under Messrs. Curtis and Waldrip’s leadership, United Steel Supply has achieved an extraordinary 26 percent compounded annual revenue growth rate since inception in 2007.

Steel Dynamics’ unique combination of Galvalume® manufacturing and on-site paint application presents attractive synergies in the production of painted Galvalume®, which is the principal product distributed by United Steel Supply. Due to the smaller individual order size and extensive service levels required by USS’s large and diverse customer base, this transaction adds a new, complementary distribution channel for Steel Dynamics and connects it to a rapidly growing industry segment with customers that do not traditionally purchase steel directly from a steel producer.   Steel Dynamics expects this transaction to provide continued growth in one of its highest-margin flat roll steel products.   Steel Dynamics’ Columbus Mississippi and Butler Indiana Flat Roll divisions already supply flat roll steel to USS, and this volume is expected to grow.

Transaction Details

This transaction is valued on a total enterprise value based on five times United Steel Supply’s 2018 adjusted EBITDA.  The existing USS owners will also have an opportunity to receive an additional earn-out over the five-year period after closing by achieving certain operational and financial metrics expected to benefit both United Steel Supply and Steel Dynamics.  This transaction is subject to customary closing conditions and receipt of regulatory approvals.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500